UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP OUTERBRIDGE CAPITAL MANAGEMENT, LLC OUTERBRIDGE PARTNERS GP, LLC OUTERBRIDGE BARTLEBY FUND, LP OUTERBRIDGE BARTLEBY GP, LLC RORY WALLACE WENDI B. CARPENTER SIDNEY E. FUCHS
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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On December 8, 2021, Outerbridge mailed the following letter to the Company’s stockholders:

RESTORE COMTECH BY VOTING THE WHITE PROXY CARD TODAY

FOR

THE ELECTION OF WENDI CARPENTER AND SIDNEY FUCHS

TO THE COMTECH BOARD OF DIRECTORS!

URGENT CHANGE IS NEEDED IN LIGHT OF CONTINUED SHAREHOLDER UNFRIENDLY ACTIONS BY THE BOARD

December 8, 2021

Dear Fellow Comtech Shareholders,

We are again writing to you to ask for your support in electing our two highly qualified, independent, and experienced nominees – Wendi Carpenter and Sidney (“Sid”) Fuchs – to the Board of Directors (the “Board”) of Comtech Telecommunications Corp. (“Comtech” or the “Company”) at its upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for December 17, 2021.

Our goal is to add directors with true independence and relevant industry experience, which is desperately needed in Comtech’s boardroom. Prior to nominating Wendi Carpenter and Sid Fuchs, we reviewed over twenty candidates provided to us by an independent search firm that we tasked with finding nominees that had the best skill sets and experience to help Comtech realize its potential for stockholders. Wendi and Sid will bring the required expertise, leadership, and shareholder alignment to truly make a difference in the boardroom, and are completely independent from our firm and from Comtech. The increasingly hyperbolic and unprofessional way this Board has acted over the past few months, as evidenced by their most recent press releases, has only strengthened our conviction that change is urgently needed.

By voting for both Wendi Carpenter and Sid Fuchs, you will be sending a strong message to the Board that its actions are unacceptable to shareholders, including:

1)	issuing ~13.5% of the outstanding shares in a dilutive vote-buying transaction on more favorable terms than what is afforded to common shareholders;
2)	failing to respond in any meaningful manner to Acacia’s $30 per share offer;
3)	manufacturing nonexistent conflicts of interest to scare shareholders and to obscure the Board’s lack of relevant industry expertise;
4)	the existence of real conflicts such as the outgoing CEO continuing to lease property to the Company and receiving consulting fees, while remaining Chairman of the Board;
5)	adding only those directors with close ties to current Board members, while ignoring the need for fresh perspectives and relevant skill sets;

6)	touting a “thoughtful” CEO succession plan that simply involved promoting a 20-year employee of the Company who is a close ally of the retiring CEO and bears responsibility for many of the Board’s and management’s past missteps and underperformance;
7)	boasting a phased-out declassification of the Board, while allowing numerous new directors to avoid election by shareholders; and
8)	presiding over prolonged company underperformance and shareholder value destruction spanning more than 20 years.

Recently, Institutional Shareholder Services (“ISS”), one of the leading independent providers of proxy research, recommended that shareholders vote on the WHITE proxy card for Outerbridge director candidate Sidney “Sid” Fuchs’ election to the Comtech Board. ISS also noted that, “shareholders could decide to support [Wendi Carpenter’s] election as well, as a way of adding another independent voice in support of a strategic review.”1 We believe all shareholders need to understand that it is critical to elect both of our director nominees to effect needed change at Comtech and to ensure shareholder interests remain paramount in the boardroom. This is particularly crucial given Comtech has recently telegraphed to shareholders that the Board will effectively sideline Sid in the boardroom if he is elected by shareholders. Shareholders should be gravely concerned about the lengths to which Comtech is going to prevent new directors from joining the Board that will bring the relevant experience and skill sets to hold management accountable.

WENDI CARPENTER

As a former Rear Admiral, Deputy Commander of the U.S. Second Fleet, and Head of the Warfare Development Command and Logistics Crisis Action Center for the Navy, Wendi Carpenter not only drove key innovation, development, and acquisition in satellites, cybersecurity, communications, and unmanned systems, but also supported civil authorities, including FEMA for disaster relief efforts such as the Haiti earthquake, Japanese tsunami, and Hurricane Sandy. Wendi currently serves on the Board of SkyWater Technology (NASDAQ: SKYT), a U.S.-based semiconductor foundry, where she chairs its Compensation Committee.

At the Navy Warfare Development Center, Wendi worked extensively with government procurement, acquisition, and research & development, and could be very effective in helping develop strategies to more effectively compete and grow in the Government Solutions segment at Comtech. As the former Deputy Commander of the U.S. Second Fleet, Wendi boasts tremendous operational and leadership expertise, and would bring needed discipline and seriousness to Comtech’s boardroom. Wendi’s roles and responsibilities are not limited to the Navy. Wendi is also a fully qualified joint officer (Level IV) and served at Joint Forces Command where she oversaw the development of a strategic plan to completely refresh all cyber-related equipment, software capability, and security. She has done extensive work with all the armed services, as well as allies, and has partnered in the development of systems with other military services, federal agencies, and our key allies in the development of communications and simulated training. Her record of achievements not only represents far greater accomplishments and leadership than any of the current Board members, but is also indicative of her successes as a woman coming up through a male-dominated environment, well-preparing her for a role on the Comtech Board to help address the cultural problems that currently exist.

1 Permission to quote from the ISS report was neither sought nor received. Emphases added.

SID FUCHS

As a former technical collection intelligence officer in the CIA and successful executive in aerospace and defense, Sid Fuchs not only worked extensively with satellite and ground system equipment, but also transformed billion-dollar defense contractors in the aerospace & defense, cybersecurity, and satellite sectors. In addition to being intimately familiar with the government contracting process, satellite communications equipment, and C4ISR, Sid also has a successful M&A track record both as a buyer and a seller, including at MacAulay-Brown, Inc. (“MacB”), where he led a highly successful turnaround and exit to Veritas Capital Fund Management, LLC. Sid has served on numerous fiduciary and advisory boards, including at Eutelsat America Corporation, a subsidiary of Eutelsat SA (ETL.PA), a leading Paris-based satellite services and communications provider with over 1.2 billion euros in annual revenue, where he serves as Chairman; and at Buchanan-Edwards, Belcan Engineering, Geocent LLC, Camber Corporation, NT Concepts, and MacAulay Brown, Inc.

Sid fully understands the dynamics of working as a preferred vendor for large customers like Amazon – and, in fact, managed just these types of relationships as CEO, President and Director of MacB. With his deep knowledge of the satellite communications sector, including of the competitive landscape, changing technologies, and growth opportunities therein, Sid would help Comtech develop compelling strategies to grow its Satellite Ground Station Business, while assisting management in navigating the complexities of delivering on its new contract award with a leading LEO satellite constellation. In addition to his expertise in space and ground-based systems, Sid’s career has also included responsibilities in the areas of software development, systems engineering, specialized product manufacturing, hardware/software integration, electronic warfare, cloud engineering, and cyber systems.

Comtech is clearly not worried about the real conflicts in its boardroom: from a CEO/Chair that lost his U.S. Government security clearance yet continued (and continues) to serve on the Board; to a boardroom chock full of interconnections and external relationships; to Nominating and Governance Committee Chair Judy Chambers and incoming Lead Independent Director Lawrence Waldman refusing to recuse themselves from the director nominee interview process in a year they are also up for election; to an incoming CEO, Michael Porcelain, that “owns a holding company that owns intellectual properties and trademarks (including various websites)”, one of which is a financial advisory website that boasts about Mr. Porcelain’s achievements as a money manager, the conflicts the Board is currently abiding serve a much greater threat to the shareholder franchise than the desperate arguments Comtech is manufacturing against Sid Fuchs at the eleventh hour of this proxy contest.

Ultimately, what is clear here is that Comtech’s long-tenured management team, two of whom will sit on the Company’s Board, do not want to be held accountable. The Company is deeply concerned about the arrival of independent industry experts in the boardroom that have the independence required to represent Comtech’s shareholders instead of protecting the interests of its entrenched executive team. That is why they have stacked the Board with individuals that lack relevant experience in Comtech’s core markets and that have longstanding personal relationships with other directors. Wendi and Sid have the requisite knowledge and independence to ask the right questions, demand good answers, and help guide the Company to the next level on behalf of all shareholders.

*   *   *

We believe Wendi Carpenter and Sid Fuchs are a manifestly superior choice as compared to Comtech’s incumbent directors, who collectively lack relevant operational experience or background in these highly technical fields. Wendi and Sid would bring to the Board sorely needed knowledge of Comtech’s core end markets and customers, in addition to the operational and leadership experience needed to challenge management when required. Furthermore, they possess the transactional experience and independence to fully and fairly consider any proposals Comtech might receive to acquire the Company.

We are convinced that Comtech still has tremendous potential for shareholders. But we also are convinced that Comtech’s potential will remain unfulfilled without the right leadership in Comtech’s boardroom. In the face of an unsolicited takeover bid at $30, and with the proceeds from the dilutive PIPE transaction at risk of being wasted by management’s poor capital allocation strategies, the Company is at a clear crossroads and shareholders need capable and committed representatives on the Board to act as their true fiduciaries. This is precisely what Wendi and Sid will always be.

As a significant shareholder, our interests are fully aligned with yours. Next week’s Annual Meeting is a critical opportunity for us to reverse years of underperformance and wasted opportunities at Comtech. For these reasons, among others, we look forward to continuing to engage with you around improving Comtech’s Board composition and positioning the Company for success. We urge you to vote on the WHITE proxy card to elect our two highly qualified, shareholder-aligned, and fully independent nominees, Wendi Carpenter and Sid Fuchs.

Sincerely,

/s/ Rory Wallace

Rory Wallace, Chief Investment Officer

Outerbridge Capital Management, LLC

TIME IS RUNNING OUT!

PLEASE VOTE ON THE WHITE PROXY CARD TODAY AT WWW.PROXYVOTE.COM,

BY USING THE CONTROL NUMBER ON THE ENCLOSED CARD

DO NOT RETURN THE COMPANY’S BLUE PROXY CARD, EVEN AS A SIGN OF PROTEST.

ONLY YOUR LATEST DATED PROXY WILL COUNT.

PROTECT YOUR INVESTMENT BY VOTING FOR WENDI CARPENTER AND SID FUCHS ON THE

WHITE PROXY CARD!

If you have any questions or require assistance in voting your WHITE proxy card, please contact

Harkins Kovler, LLC:
3 Columbus Circle, 15th Floor

New York, NY 10019

Stockholders call toll free at +1 (800) 257-3995

Email: CMTL@harkinskovler.com

Item 2: Also on December 8, 2021, Outerbridge mailed a flyer to the Company’s stockholders, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 3: Also on December 8, 2021, Outerbridge posted the following materials to www.restorecomtech.com: